UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

Apple REIT Ten, Inc.

(Exact name of registrant as specified in its charter)

Virginia	333-168971	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “our”) is filing this report in accordance with Item 5.02.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 5, 2011, pursuant to the bylaws of the Company, the Board of Directors elected David J. Adams to fill the vacancy on the Board of Directors created by the resignation of Ronald A. Rosenfeld on June 9, 2011. Mr. Adams will serve as a director until our Annual Meeting of Shareholders in 2012, or until his successor is otherwise elected. Mr. Adams will serve on the Executive Committee of the Board of Directors. The following provides additional information on Mr. Adams.

David J. Adams (age 48) was the founder, President and CEO of InteliTap, LLC from 2005 through 2011. InteliTap is the global leader of inventory and supply chain solutions for the hospitality and brewing industry. Additionally, from 2008 through 2010, he served as President and Chief Executive Officer of BridgeGate International, a company that provides data integration platforms to healthcare and government organizations. From 2002 through 2005, Mr. Adams served as Senior Vice President, Corporate Strategy and Technology of TrenStar, Inc., a company that provides asset tracking and management solutions to its clients, who are primarily in the brewing, synthetic rubber, manufacturing/industrial parts and equipment, and air cargo industries. From 2001 to 2002, he served as Vice President, McKesson Medical Surgical Inc. Previous experience includes several years of service to Pepsi-Cola in purchasing and logistics. Mr. Adams also served as an Operations Officer for the United States Navy. He received his Bachelor’s degree from Virginia Military Institute, a Master of Business Administration from Troy State University and a Master of Science degree in systems analysis from the Naval Postgraduate School.

Mr. Adams, like the other non-employee directors of the Company, will participate in the Company’s 2010 Non-Employee Directors Stock Option Plan (the “Plan”). Under that Plan, Mr. Adams received, on July 5, 2011, options to purchase 5,500 Units at an exercise price of $11.00 per Unit. Each Unit consists of one common share and one Series A preferred share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

July 6, 2011